MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of this 20th day of March, 2007 (the “Effective Date”), by and between NNN LENOX MEDICAL MEMBER, LLC, a Delaware limited liability company, and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (collectively, “Seller”); NNN LENOX MEDICAL, LLC and NNN LENOX MEDICAL LAND, LLC, each a Delaware limited liability company, (each, a “Company; collectively, the “Companies”); and NNN HEALTHCARE/OFFICE REIT HOLDINGS, L.P., a Delaware limited partnership (“Buyer”).

Recitals

A. Each Company is a Delaware limited liability company.

B. The Companies own that certain real property located in Shelby County, Memphis, Tennessee, commonly known as Lenox Office Park Building G and more particularly described on Exhibit A attached hereto, and commonly known as Parcels 410 and 419 and more particularly described on Exhibit B attached hereto (collectively, the “Property”).

C. The Companies also own certain personal property in conjunction with their ownership of the Property.

D. All of the Companies’ liabilities are listed on Exhibit C attached hereto and made a part hereof, and such liabilities are being transferred to and assumed by the Buyer (the “Liabilities”).

E. Seller is the owner and holder of one hundred percent (100%) of the membership interests in the Companies.

F. Buyer desires to purchase and Seller desires to sell all of the membership interests in the Companies which owns or will own the Property upon the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Recitals. The Recitals are made an integral part of this Agreement.

2. Sale and Purchase. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, and Buyer hereby agrees to purchase, all of Seller’s membership interests in the Companies (the “Membership Interests”), being one hundred Percent (100%) of the issued and outstanding Membership Interests in the Companies at the time of Closing (defined below).

3. Purchase Price / Closing. The purchase price (the “Purchase Price”) for the Membership Interests is Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00), reduced by the Liabilities. The Purchase Price shall be due and payable at Closing. The closing for the sale of Membership Interests in the Companies (the “Closing”) shall occur on a day which is mutually agreeable to Seller and Buyer no later than ten (10) days following the Effective Date, provided that all conditions to Closing set forth in this Agreement have been satisfied, including but not limited to the terms of Section 14 hereof.

4. Delivery of Certain Materials to Buyer. Buyer acknowledges that Seller has delivered or made available to Buyer the following:

(a) A copy of Companies’ Articles of Organization, Operating Agreements and all of Companies’ books and records including books of account;

(b) The financial reports, unaudited financial statements, and the Companies’ tax returns from the Companies’ inception and un-audited financial records (including balance sheets and results of operation), including a current list of the Companies accounts payable and receivable;

(c) All the Companies’ contracts currently in effect, and the terms of any contracts currently pending;

(d) A copy of all pending litigation, governmental investigations or actions or other proceedings affecting the Companies, the Property and/or Seller and a description of any threatened claims, litigation or governmental investigations or actions or other proceedings affecting the Companies, the Property and/or Seller;

(e) A list of all employees of the Companies, dates of employment, current salaries and a copy of all employment contracts, if any;

(f) A list of all existing insurance policies for the Companies;

(g) Copies of the most current title reports and all owner’s policies of title insurance, if any, with respect to the Property or any portion thereof previously obtained by or in the possession or control of Seller, the Companies, or the Companies’ agents. In addition, a copy of all title-objection letters or notices with respect to the Property or any portion thereof, and any response thereto;

(h) Copies of all existing leases on the Property or any portion thereof and a schedule of security deposits and accrued interest, if any;

(i) Copies of the most current surveys of the Property or any portion thereof and all other surveys with respect to the Property or any portion thereof in the possession or control of the Seller, the Companies or the Companies’ agents or the engineer or surveyor that prepared the same;

(j) Copies of all real property tax assessments or bills for the Property in Seller’s possession or control;

(k) Copies of all improvement plans and specifications and any and all contracts affecting the Property or any portion thereof;

(l) Copies of all environmental reports, surveys, all engineering investigations and studies, including but not limited to archeological studies, grading studies, development layouts and plats, zoning and community comments, letters, and any other proposals, investigations, studies, documents or information in the possession of Seller and/or Companies with respect to the Property or any portion thereof (If such reports, surveys, proposals, investigations, studies, comments, letters, documents or information are not in the possession of Seller or Companies, Seller or Companies shall authorize the individual or organization in possession of these items to release them to Buyer.);

(m) Copies of all cross-easement agreements, master association declarations, homeowners association documents, covenants, conditions, and restrictions and other agreements relating to the development of the Property or any portion thereof in the possession or control of the Seller, the Companies, or the Companies’ agents or the engineer, surveyor, or attorney that prepared the same;

(n) Copies of all licenses, permits, service contracts, warranties and guaranties related to the Property or any portion thereof or to the Companies; and

(o) Copies of all bonds, letters of credit or other financial instruments securing development work related to the Property or any portion thereof.

5. Inspections and Due Diligence Period. Buyer hereby acknowledges that Buyer has reviewed (i) the materials listed in Section 4 above and (ii) the Property, and that Buyer is satisfied with its review of said materials and the Property.

6. Title Insurance. The Companies, Seller and Buyer shall cooperate as is reasonably necessary for the title company currently insuring the Property to issue such endorsements as may be necessary or desirable, in Buyer’s reasonable discretion.

7. Covenants, Representations and Warranties of Seller. In addition to the representations and warranties contained elsewhere in this Agreement, Seller makes the following representations, warranties and covenants as of the Effective Date and as of the date of Closing, each of which is material, is relied upon by Buyer, and shall be true and correct as of the Effective Date and as of the date of Closing:

(a) Each Company is a Delaware limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Companies have all requisite power to conduct their business and to own and develop the Property.

(b) Seller owns all of the Membership Interests of the Companies and none of the Membership Interests are subject to any security interests, liens, pledges, charging orders, encumbrances or other claims, except the Mezzanine Documents (hereafter defined). The Membership Interests have been duly and validly issued and are fully-paid and non-assessable. Seller is the record and beneficial owner of all of the Membership Interests, the Membership Interests constitute 100% of all of the issued and outstanding Membership Interests of the Companies, and there are no options, warrants, convertible securities, subscriptions or other agreements under which the Companies may be obligated to issue membership interests or any other equity securities. Seller owns and at Closing will have the absolute right to sell, assign and transfer the Membership Interests to Buyer, free and clear of any security interests, liens, pledges, charging orders, encumbrances, other claims, buy-sell agreements, rights-of-first refusal, or rights of others whatsoever. The Membership Interests are owned as set forth in Exhibit D and Exhibit E.

(c) As of the Closing, there will be no outstanding debts, liabilities, undertakings, performances, commitments or other obligations of the Companies of any nature, whether absolute, accrued, contingent, or otherwise, and whether known or unknown, and whether due or to become due, and whether in contract, tort or otherwise, except for the Liabilities set forth on Exhibit C.

(d) The financial reports and financial statements, the Companies tax returns and all other Companies financial information previously delivered to Buyer under Section 4, if any, are complete and accurate in all material aspects, are in accordance with the books and records of the Companies, represent fairly the financial condition and result of operation of the Companies for the periods covered thereby, are prepared in accordance with generally accepted accounting principles consistently applied. The Companies have no liabilities or other obligations which are not fully shown or provided in the financial records of the Companies furnished to or made available to Buyer, and represent all such reports, statements and tax returns for the Companies.

(e) Except with regard to a mezzanine loan (the “Mezzanine Loan”) evidenced by a Promissory Note in the amount of $3,725,000.00 in favor of LaSalle Bank National Association and the documents associated with the Mezzanine Loan, including a Pledge Agreement (collectively, the “Mezzanine Documents”), since the inception of the Companies, neither Seller nor the Companies have:

(i) sold, encumbered, assigned or transferred any of the Companies’ assets, except in the ordinary course of business, except any assets which shall be transferred according to Section 13 below prior to Closing;

(ii) created, incurred, assumed or guaranteed any indebtedness for money borrowed or mortgaged, pledged or subjected any of the Companies’ assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except any debts or liens which shall be transferred in accordance with Section 13 below prior to Closing or which are permitted pursuant to Section 6 that will be discharged or become Retained Liabilities in connection with the Closing;

(iii) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan of the Companies to which it is a party or by which it is bound, or cancelled, modified or waived any debts or claims held by it or waived any rights or substantial value, whether or not in the ordinary course of business; or

(iv) encumbered, granted a security interest or caused or permitted any lien, charging order or other claim to attach against any of the Membership Interests.

Seller covenants to satisfy the Mezzanine Loan and take such actions as may be necessary to secure release of all Mezzanine Documents at or prior to Closing.

(f) The Companies have accurately prepared and timely filed all income, gross receipts, franchise or other tax returns that it was or is required to file. Such tax returns are accurate, complete and correct in all material respects. Either the Companies or the Seller has timely paid all tax liabilities (including any interest and penalties) due and owing in connection with the Companies’ operations. No claim has been made by any taxing authority that there is any deficiency in the payment of taxes arising from the Companies’ operations.

(g) At Closing, the Companies will hold fee simple title to the Property and all of the improvements, fixtures and equipment situated thereon, free and clear of liens, encumbrances, restrictions and easements, which would affect the marketability of the title, except liens set forth in the title policy currently insuring the Property and current mortgages of record that are set forth as Liabilities on Exhibit C.

(h) The only assets of the Companies as of the date of Closing shall be the Property and the following assets (together with the Property and the Property Purchase Contracts sometimes referred to as the “Project Assets”): all contracts, leases, surveys, plans, title policies and commitments, and other rights and agreements relating to the Property, all structures, improvements and fixtures on the Property, all insurance policies of the Companies, all rights to the names associated with the Property as set forth in the Recitals, and all books, records and documents of the Companies, and all other assets of the Companies existing as of the Effective Date. The Companies have good and marketable title to all the Project Assets other than the Property, free and clear of all security interests, liens, pledges, encumbrances or other claims.

(i) The Property is not subject to any unrecorded covenants or equitable servitudes of any kind.

(j) There is no litigation, actions, suits, investigations, or other proceedings pending or, to the best of Companies’ or Seller’s knowledge, threatened against or affecting the Property, the Companies, their other assets or the Membership Interests, whether at law or in equity or before any federal, state or municipal or local government authority, department, commission, board, bureau, agency or instrumentality thereof. Neither Seller nor the Companies have received notice of, or has knowledge of, any violation or alleged violation of any law, statute, ordinance, regulation or order with respect to the Property, the Companies, their other assets or the Membership Interests. Seller and Companies are in compliance with all laws, statutes, ordinances, regulations and orders which relate to the Companies’ operations or the ownership of the Property.

(k) Companies have all required licenses and permits necessary in the operation of its business or for the ownership of the Property, and none of such licenses or permits are conditional or restricted in any material respect. All returns, reports, plans and filings of any kind or nature (other than tax returns) required to be filed prior to the Closing date by the Companies with any governmental authorities have been properly completed and filed in material compliance with all applicable statutory or regulatory requirements.

(l) Seller and Companies have each duly and validly executed this Agreement, each has full power to enter into and perform this Agreement, each has obtained all necessary consents and approvals, and the parties executing this Agreement on behalf of Seller and Companies have been duly authorized. Seller and the Companies shall give such further assurances as Buyer may reasonably request. This Agreement is enforceable against Seller and Companies in accordance with its terms, subject to creditors’ rights laws and general equitable principles of enforcement.

(m) Neither Seller nor the Companies have received notice of, nor does either have knowledge of, any assessments for public improvements against the Property or any portion thereof which now, or at the time of Closing will, remain unpaid, including, without limitation, those assessments for construction of sewer and water lines and mains, streets, sidewalks and curbs. To the best of Seller’s and Companies’ knowledge, no public improvements have been ordered or threatened to be made which have not heretofore been completed, assessed and paid for. Neither Seller nor Companies have received notice of, nor does either have knowledge of, a proposed increase in assessments for real property taxes with respect to the Property or any portion thereof. There is no unpaid property tax, levy or assessment against the Property owned by the Companies at Closing, nor is there any pending or, to the best knowledge of the Seller and the Companies, threatened condemnation proceeding against the Property or any portion thereof.

(n) No work has been done or will be done and no materials have been or will be supplied to the Property or any portion thereof by or for the benefit of the Companies that will enable or permit the filing of a mechanic’s lien or any other lien against the Property or any portion thereof. In the event any claim is made by any party for the payment of sums due for the furnishing of labor and/or materials for the Property or any portion thereof subsequent to the date of this Agreement but prior to the date of Closing, or in the event any lien is filed against the Property or any portion thereof subsequent to Closing as a result of the furnishing of such materials and/or labor, then Seller shall expeditiously pay said claim or discharge said lien or obtain a full and complete release thereof, or provide a sufficient surety bond or other security to fully protect Buyer while any such claim is being defended or challenged by the Companies. Seller will execute the necessary affidavits and indemnification agreements required by Buyer’s title insurance company to eliminate from its owner’s title policy any exception to claims which could be the basis for mechanics liens.

(o) The Property has free access to and from validly dedicated public highways, streets and roads and neither Seller nor the Companies have knowledge of any pending or threatened governmental investigation or other proceeding or any other fact or condition which would limit or result in the termination of such access.

(p) Neither the Property nor any portion thereof is subject to any moratoria or other restriction on the issuance of grading, development, or building permits or the construction of residential and commercial improvements on the Property in accordance with the Plans.

(q) Neither Seller nor the Companies have received notice of, or has knowledge of, any pending property rezoning or reclassification with respect to the Property or any portion thereof.

(r) Neither the Companies, Seller, nor, to the best of Seller’s and Companies’ knowledge, any prior owner, has placed on the Property or any portion thereof or allowed the Property or any portion thereof to be used for the generating, storage, transporting, treating, maintenance, emission, or discharge or disposal of, and to the best of Seller’s knowledge the Property and each portion thereof (including the land, surface water, and any improvements) is free of, any material amounts of waste or debris and is free of all contamination including: (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (iii) any hazardous waste, toxic substance or hazardous substance as defined and/or referenced in the Code of Virginia, Section 10.1-1400 et seq. and related statutes thereunder; (iv) any substance the presence of which on the Property or any portion thereof is prohibited by any other federal, state, or local law; and (v) underground storage tanks or surface impoundments, asbestos containing materials, or any spills of polychlorinated biphenyls, including those used in hydraulic oils, electric transformers or other equipment (“Hazardous Materials”). To the best of the Companies’ and Seller’s knowledge, the Companies and Seller have disclosed to Buyer the existence of any of the foregoing Hazardous Materials or environmental conditions affecting the Property or any portion thereof. No person, private agency or entity has given any notice of or asserted any claim, cause of action, penalty, cost or demand for payment or compensation, whether or not involving any injury or threatened injury to human health, the environment or natural resources, resulting or allegedly resulting from any activity or event described in this paragraph.

(s) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, or accelerate any indebtedness or other payment, or result in the forfeiture or termination of rights under any agreement or instrument to which Seller or Companies are a party, including but not limited to Companies’ organizational documents; (ii) violate any restriction to which Seller or Companies are subject; or (iii) violate or conflict with any law, statute, regulation, ordinance or order.

(t) Neither the Property nor any portion thereof is subject to any leases, contracts or other agreements which give any person or entity an interest in the Property, except the leases and other contracts previously delivered or made available to Buyer, which are in full force and effect and neither the Companies nor any other party thereto is in default under such contracts.

(u) Seller is not contemplating either (i) the filing of a petition by it under any bankruptcy or insolvency laws (and Seller has no knowledge of any person contemplating the filing of any such petition against it), or (ii) the liquidation of all or a major portion of the assets of Seller except the sale of the Property hereunder.

(v) Seller Indemnitors (as defined below) shall indemnify, defend and save Buyer and all other parties indemnified by Buyer under Section 19 hereof harmless from and against all liabilities, fees, costs, and expenses, including, but not limited to, costs of litigation and reasonable attorneys’ fees, arising out of (i) any breach of the representations and warranties of Seller and/or Companies set forth in this Agreement and (ii) any and all acts and omissions of Seller and Companies, their respective agents, servants, employees, contractors, successors and assigns prior to Closing;

(w) Seller and the Companies have delivered or made available to Buyer all documents and materials set forth in Section 4 hereof.

(x) Section 1445 of the Internal Revenue Code provides that a purchaser of a U.S. real property interest must withhold tax if seller is a foreign person. In connection therewith, Seller warrants that withholding of tax is not required upon disposition of the Membership Interests being sold pursuant to this Agreement, and also represent the following:

(i) Companies are not a foreign company, foreign partnership, foreign trust, or foreign estate, and none of the individuals included in the definition of Seller are foreign persons (as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder);

(ii) Intentionally deleted;

(iii) Companies’ principal office address is 1551 N. Tustin Avenue, Suite 300, Santa Ana, CA 92705.

(iv) Companies will provide on or before the Closing date a certification of nonforeign status as provided by Treas. Reg. Section 1.1445-5T(b)(2)(iii)(B); and

(v) Seller and the Companies agree that the information contained in this Section 7(x) may be disclosed to the Internal Revenue Service by Buyer.

(vi) No taxes, withholding or other liability will be assessed against the Companies or Buyer under the Foreign Investment in Real Property Act of 1980, as amended, in connection with the transactions contemplated by this Agreement.

(y) Intentionally Omitted.

(z) No representation or warranty by Seller or the Companies in this Agreement, the attached Exhibits, or any statement, certificate, schedule or document furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including but not limited to those specified in Section 4 hereof, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Seller and the Companies have disclosed to Buyer or have identified and made available to Buyer all material information of which they know relating to the Property, the other Project Assets, the Liabilities and the business, properties, affairs and financial condition of the Companies.

(aa) Seller or the Companies shall immediately notify Buyer, in writing, of any event or condition known to the parties which occurs prior to Closing hereunder which causes a change in the facts relating to, or the truth of, any of the above representations or warranties.

(bb) In addition to, but not in limitation of, other default remedies herein elsewhere stated or provided at law or in equity, in the event that any of the aforesaid representations and/or warranties is not true, shall not have been complied with, or shall not have transpired as of the Effective Date or at the time of Closing, notwithstanding any other provision to the contrary contained in this Agreement or provided at law or in equity, Buyer, at any time prior to or at Closing, shall provide written notice to Seller of such default and if Seller does not cure such default within fifteen (15) days after receipt of such notice, Buyer may declare this Agreement null, void, terminated and of no further effect, in which event, and notwithstanding any other provision to the contrary contained in this Agreement, except for the representations, warranties and indemnities provided herein, no party shall have any further obligations or liability to the other. All covenants, representations and warranties contained in this Agreement shall survive Closing and shall be for the benefit of Buyer and its successors and assigns.

8. Covenants, Representations and Warranties of Buyer. Buyer makes the following representations and warranties as of the Effective Date, each of which is material and is relied upon by Seller and shall be repeated and true at the time of Closing:

(a) Buyer represents and warrants that: (i) Buyer is a Delaware limited partnership, validly existing, and in good standing under the laws of the State of Delaware; (ii) Buyer has duly and validly executed this Agreement, and has full power to enter into and perform this Agreement, (iii) Buyer has obtained all necessary authorizations; and (iv) the parties executing this Agreement and the documents referred to hereunder on behalf of Buyer have been duly authorized, and the Agreement and such documents have been duly executed;

(b) Buyer is not contemplating either (i) the filing of a petition by it under any bankruptcy or insolvency laws (and Buyer has no knowledge of any person contemplating the filing of any such petition against it), or (ii) the liquidation of all or a major portion of the assets of Buyer;

(c) Buyer shall indemnify and save Seller and the Companies and their members harmless for all acts of Buyer, its agents, servants, employees, contractors, successors and assigns subsequent to Closing, provided, however, that the foregoing indemnification shall not apply to any acts for which Buyer is indemnified in connection with breaches of Seller’s representations and warranties herein or otherwise under this Agreement; and

(d) Buyer acknowledges that the Companies will, subsequent to Closing, have continuing obligations pursuant to agreements entered in by the Companies prior to Closing, including but not limited to obligations, if any, arising from the Property Purchase Contracts to the extent that such obligations survive the closing of such acquisitions.

(e) The covenants, representations and warranties provided in this Agreement shall survive Closing.

9. Use of Property Until the Closing. Seller and the Companies, jointly and severally, agree that, from the Effective Date to the Closing date, the Companies will: (i) not enter into any contract or agreement relating to the Property or otherwise without the prior written consent of Buyer; (ii) not become a party to any service contract that cannot be paid at or by Closing with respect to or affecting the Property without the prior written consent of Buyer except for contracts which can be terminated on thirty (30) days’ or less notice; (iii) keep the Property and any other Project Assets in as good of a condition as exists as of the date hereof, ordinary wear and tear, casualty and condemnation excepted; (iv) correct all building code or other violations relating to the Property of which the Companies or Seller has knowledge as of the Effective Date or any time thereafter up to the Closing date; and (v) not enter into any amendment, modification, addendum or supplement of any of the Property Purchase Contacts without the prior written consent of Buyer.

10. Possession; Risk of Loss; Insurance; Condemnation; Confidentiality.

(a) Possession of the Membership Interests shall be given to Buyer as of the date of Closing and the Property and the other Project Assets will be in the possession of the Companies at such time.

(b) The Property and the other Project Assets are to be held at the risk of the Seller until the Membership Interests have been transferred to Buyer.

(c) During the term of this Agreement, the Companies shall keep Buyer advised of the nature and amount of any insurance in effect, and upon request therefor, shall provide Buyer with copies of such insurance policies. In the event it shall be determined by Buyer that the Property or any other Project Assets are inadequately insured by the Companies, Buyer shall have the right, at Buyer’s option and expense, to obtain such insurance, or additional insurance as shall be satisfactory to Buyer.

(d) In the event of the condemnation or taking by eminent domain, or sale in lieu thereof, of all or any substantial part of the Property (substantial shall be defined as any portion of the Property which reduces the land available for development by more than ten percent (10%)) prior to the transfer of Membership Interests by Seller hereunder and while this Agreement is in full force and effect, Buyer shall have the right, by written notice to Seller within five (5) days after notice by Seller to Buyer of such condemnation, taking or sale, with respect to the Property to either:

(i) notwithstanding any other provision to the contrary contained in this Agreement, terminate this Agreement; or

(ii) notify Seller that Buyer intends to proceed forward with the Closing hereunder, with no reduction in the Purchase Price, notwithstanding such condemnation, in which event the amount of any such condemnation award with respect to the Property purchased, shall be held by the Companies and shall become subject to Buyer’s control, if, as and when Buyer completes the Closing pursuant to this Agreement (the proceeds standing in lieu of the condemned Property held by the Companies). If this Agreement is fully terminated as to the purchase of Membership Interests prior to the Closing, said proceeds shall belong to the Companies.

11. Default.

(a) Default by Buyer. In the event that all conditions precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement have been satisfied or waived and Buyer is not entitled to terminate this Agreement under any provisions hereof, then in the event of default by Buyer under this Agreement, Seller shall have the right to terminate this Agreement and neither party to this Agreement shall have any further liability to the other for any damages of any kind whatsoever, whether compensatory, consequential, punitive, or otherwise (except as to the indemnities contained in Sections 5(d), 7(v), 8(e), 19 and 20 hereof) or be subject to the remedy of specific performance, and this Agreement shall be and become null and void and of no further force and effect either at law or in equity.

(b) Default by Seller. In the event Seller shall fail to effectuate the Closing hereunder for any reason whatsoever, other than by reason of a breach of covenant of Buyer hereunder, or in the event Seller shall otherwise default under this Agreement, Buyer shall have the right to terminate this Agreement and shall have the right to pursue all remedies under this Agreement or at law or in equity, including the remedy of specific performance.

12. Covenant Not to Encumber. Seller represents, warrants and covenants to Buyer that from the Effective Date until the date of Closing for the Membership Interests or the date of termination of this Agreement, whichever occurs first, neither the Companies or Seller will (i) enter into or execute any contract, covenant, deed, restriction, right-of-way, easement, mortgage, deed of trust, or other agreement, encumbering, transferring or otherwise affecting the Property, any other Project Assets or the Membership Interests, (ii) on the Companies’ behalf, incur any debts, liabilities, undertakings, performances, commitments or other obligations or (iii) permit any of the above to occur.

13. Seller’s Deliveries at Closing and Conditions Precedent to Buyer’s Obligations.

(a) All costs of the transactions set forth in this Section 13 (a) shall be borne by Buyer. All documents accomplishing the transactions in this Section 13 (a) shall be mutually acceptable to Seller and Buyer.

(b) Seller shall deliver to Buyer, and/or Buyer’s designee, at the Closing:

(i) Assignment of Membership Interests. The Assignment of Membership Interests representing legal and beneficial ownership of one hundred percent (100%) of all the outstanding membership interests of the Companies, free and clear of all security interests, liens, pledges, charging orders, encumbrances, or other claims in substantially the form attached hereto as Exhibit F and Exhibit G .

(ii) Original Companies’ Records and Documents. All original Companies’ records and documents, including books of account and minute books.

(ii) Certification of Representations and Warranties. A certification that all of the representations and warranties contained herein are true and correct as of the date of Closing.

(iii) Possession. Possession of the Property.

(iv) Resignations. Resignations of all current managers, officers and other agents of the Companies, effective as of the date of Closing.

(v) Miscellaneous. Such other instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

14. Conditions to Closing. Buyer’s obligation to purchase the Membership Interests at Closing, as defined below, shall be contingent upon Seller’s performance of all obligations and commitments required to be satisfied prior to or at Closing, and the satisfaction of the following condition: All covenants, representations, and warranties of Seller and the Companies contained herein shall be true and correct as if made on the Closing date. If the condition set forth at subsections above is not satisfied at Closing, Buyer shall have the right to extend, waive or terminate this Agreement and if terminated and no party shall have any further obligation to the other except as otherwise specifically set forth in this Agreement.

15. Buyer’s Obligation at Closing. Buyer shall pay the Purchase Price in accordance with Section 3 at Closing.

16. Mechanics of Closing. Seller and Buyer shall deliver to the other at Closing:

(a) evidence that Seller has satisfied Section 13(a) above;

(b) all documents set forth Section 13(b) above; and

(c) the Purchase Price as set forth at Section 15.

17. Closing. Notwithstanding any other provision in this Agreement, including but not limited to the running of any inspection or due diligence periods, whether or not extended, unless specifically extended by written agreement of Buyer and Seller, Closing shall be on or before ten (10) days following the Effective Date. If the date of the Closing is a Saturday, Sunday or legal holiday, the Closing shall be held on the next business day. Upon payment of the Purchase Price as provided for in Section 3, on the date of Closing, Seller shall convey good, marketable and merchantable title to the Membership Interests to Buyer, free and clear of all security interests, liens, pledges, charging orders, encumbrances or other claims, and the Companies shall have good, marketable and merchantable title to the Property as provided for in Section 6, as well as to the other Project Assets.

18. Intentionally Omitted.

19. Indemnification.

(a) Indemnification by Seller. Seller, for itself and its successors, assigns and heirs, (collectively, the “Seller Indemnitors”), agrees to reimburse, indemnify and hold Buyer and its members, managers, employees, agents, attorneys and their respective successors and assigns harmless from and against:

(i) any and all actions, suits claims proceedings, investigations, demands, assessments, audits, fines, judgments, losses, deficiencies, liabilities, costs and other expenses (including, without limitation, reasonable attorneys’ fees and costs) (“Adverse Consequences”) resulting from, relating to or arising out of (A) any breach of representation or warranty of Seller or the Companies under this Agreement; (B) any default in the performance of any agreement or covenant on the part of Seller or the Companies under this Agreement; (C) the operation or management of the Companies by Seller or the ownership of any of the Property, or the other Project Assets by the Companies prior to the date of Closing; (D) any claim asserted against Seller or the Companies to the extent that such claim relates to an actual or alleged act or omission of Seller, the Companies or their respective agents prior to the date of Closing or an actual or alleged state of facts existing with respect to the Property or the other Project Assets or the Companies prior to the date of Closing; and (E) any indebtedness, liability, undertaking, performance, commitment or other obligation of the Companies arising prior to Closing, except for Liabilities.

(ii) Other than indemnity obligations with respect to tax and environmental matters and matters covered in Section 7(b), the indemnity obligations of the Seller Indemnitors under Section 19(a)(i) above shall survive for a period of the later to occur of the applicable respective period of limitations and thirty-six (36) months following the Closing. The indemnity obligations of the Seller Indemnitors under Section 19(a)(i) with respect to tax and environmental matters shall survive until the expiration of the respective statutes of limitations applicable to such matters. The indemnity obligations of Seller Indemnitors with respect to breach of Section 7(b) shall be perpetual. Notwithstanding the foregoing, any matters covered by a Claim Notice (as defined below) delivered within the applicable survival period as specified above shall survive until all indemnification obligations of the Seller Indemnitors relating to the Claim Notice shall have been fully paid.

(iii) Assuming the Closing occurs, none of the Seller Indemnitors shall have any right of contribution from the Companies with respect to any of their indemnification obligations arising under or in connection with this Agreement, because the Companies will then be owned by Buyer, which will be a beneficiary of any such indemnification obligations.

(b) Indemnification by Buyer. After the date of Closing, Buyer, on behalf of itself and its successors and assigns, agrees to reimburse, indemnify and hold Seller and their respective agents, attorneys, successors and assigns harmless from and against any and all Adverse Consequences incurred in connection with, resulting from, relating to, or arising out of:

(i) the breach of a representation or warranty of Buyer under this Agreement;

(ii) the operation or management of the Companies after the date of Closing; and

(iii) any claim asserted against Seller by a third party to the extent that such claim related to an actual or alleged act or omission of Buyer subsequent to the date of Closing or an actual or alleged state of facts existing with respect to the Property or the Companies.

(c) Survival of Representations and Warranties. Except as otherwise limited herein, the representations and warranties, obligations, covenants and agreements of Seller, Buyer or the Companies contained herein or in any exhibit or certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect, regardless of any knowledge or reason to know which any parties may have had with respect to any breach of representation, warranty, obligation or covenant or agreement.

(d) Exclusive Remedy. Except as otherwise provided in Sections 5(d) and 20 hereunder and subject to the next succeeding sentence, all claims made by virtue of the representations, warranties, obligations, covenants and agreements contained in, or otherwise made in connection with this Agreement shall be made under and subject to the limitations set forth in this Section 19 which, from and after the Closing, shall be the exclusive remedy for Buyer or Seller for any breach of this Agreement or other claim arising hereunder. The immediately preceding sentence shall not limit any right of Buyer or Seller to seek any legal or equitable relief (including, without limitation, specific performance) as specified in Section 11 in respect to any breach of any covenant or other agreement herein, or any action or other proceeding for fraud, intentional misrepresentation or concealment.

20. Brokerage Fees. Seller, Buyer and the Companies each represent and warrant to the other that none of them has used the services of any real estate broker, agent or finder in connection with this Agreement. In reliance on these representations and warranties, each party agrees to indemnify and hold the other harmless against any claim by any real estate broker, agent or finder for a commission or fee arising by reason of the indemnifying party’s breach of its representation and warranty. The provisions of this Section 20 shall survive the Closing and the transfer of the Membership Interests.

21. Intentionally Omitted.

22. Intentionally Omitted.

23. Notices. Any notice or demand under this Agreement shall be in writing and sent by hand-delivery, commercial overnight delivery or facsimile, as follows:

If to Seller or Companies:

Triple Net Properties, LLC

1551 N. Tustin Avenue, Suite 200

Santa Ana, CA 92705

Attn: Francene LaPointe

Fax: (714) 667-6860

With a copy to:

Hirschler Fleischer, P.C.

2100 East Cary Street

Richmond, Virginia 23223-7078

Attn: Joseph J. McQuade, Esq.

Fax: (804) 644-0957

If to Buyer:

NNN Healthcare/Office REIT, Inc.

1551 N. Tustin Avenue, Suite 200

Santa Ana, CA 92705

Attn: Scott Peters

Fax: (714) 667-6860

With a copy to:

Hirschler Fleischer, P.C.

2100 East Cary Street

Richmond, Virginia 23223-7078

Attn: Joseph J. McQuade, Esq.

Fax: (804) 644-0957

Any such notice or demand shall be deemed given (i) upon delivery if hand-delivered, (ii) upon deposit, prepaid, for next business day delivery, if sent by commercial overnight delivery service or (iii) transmission confirmation if sent by facsimile. Either party by notice to the other in accordance with the above, may designate a substitute address for such notice or demand and thereafter such substitute address shall be used for the giving of notice or demand.

24. Miscellaneous.

(a) Intentionally Omitted.

(b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Seller, the Companies, Buyer and their respective heirs, personal representatives, successors and permitted assigns. Buyer specifically reserves the right at any time prior to or at the Closing to assign this Agreement to an entity in which Buyer or its principals have a controlling interest, in which event such assignee shall be entitled to all benefits of and be subject to obligations of Buyer hereunder, provided that any such assignment shall not release Buyer from liability under this Agreement. Seller specifically reserves the right at any time prior to or at the Closing to assign this Agreement to an entity in which the principals of Seller have a controlling interest, provided that any such assignment shall not release Seller from liability under this Agreement. The provisions hereof shall survive the transfer of the Membership Interests and shall not be merged therein.

(c) Entire Agreement; Amendment. This Agreement (including the Exhibits hereto) contains the final and entire agreement between the parties hereto and supersedes all prior oral representations, negotiations and agreements, and neither the parties, nor their agents, shall be bound by any terms, conditions and representations not herein written or incorporated herein by reference. This Agreement may not be modified or changed orally, but only by agreement in writing signed by the party against whom enforcement of any such change is sought.

(d) Governing Law. The interpretation, construction and performance of this Agreement shall be governed by Indiana law without regard to principles of conflicts of law.

(e) Intentionally Omitted.

(f) Headings. The headings and titles of the sections are inserted as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) No Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

(i) Severability. No determination by any court, governmental, administrative or other entity that any provision of this Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision, or (ii) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

(j) No Partnership. Nothing in the provisions of this Agreement shall be deemed in any way to create between the parties hereto any relationship of partnership, joint venture or association, and the parties hereto hereby disclaim the existence of any such relationship.

(k) Rule Against Perpetuities. For the purposes of satisfying the Rule against Perpetuities, the “Term of this Agreement,” and the last date for completing the Closing shall be December 31, 2015.

(l) Drafted Jointly. This Agreement was prepared for the benefit of each of the parties and the language in this Agreement shall not be construed in any way against the drafting party.

(m) Time Periods. Any and all references in this Agreement to time periods which are specified by reference to a certain number of days refer to calendar days, unless “business days” is otherwise expressly provided. Therefore, if (a), the last date by which a Closing is permitted to occur hereunder, or (b) any date by which a party is required to provide the other party with notice hereunder, occurs on a Saturday or Sunday or a banking holiday in the jurisdiction where the Property is located, then and in any of such events, such applicable dates shall be deemed to occur, for all purposes of this Agreement, on that calendar day which is the next, succeeding day, which is not a Saturday, Sunday or banking holiday.

(n) No Third-Party Beneficiaries. No person who is not a party to this Agreement (or a permitted assignee hereunder) shall have any benefit hereunder nor have any third party beneficiary rights as a result of this Agreement, nor shall any party be entitled to rely on any actions or inactions to the parties hereof or their agents, all of which are done for the sole benefit of the parties hereto.

(o) Consent to Venue and Jurisdiction. The parties consent to the jurisdiction and venue of the courts of any county in the State of Indiana or to the jurisdiction and venue of the United States District Court for the jurisdiction in which the Property is located in any action or judicial proceeding brought to enforce, construe or interpret this Agreement.

(p) Force Majeure. In the event that the parties shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Agreement by reason of acts of God, vandalism, accident, flood, severe weather, other casualty, riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, the parties, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

(q) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

25. Intentionally Omitted.

26. Tax Reporting and Allocations.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Companies for all periods ending on or prior to the Closing date which are filed after the Closing date. Seller shall permit Buyer to review and comment on each such tax return described in the preceding sentence prior to filing. The amount of any such pre-Closing taxes shall be conclusively deemed to be the responsibility of and an indemnification obligation of Seller Indemnitors hereunder.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Companies for tax periods which begin after the Closing date, or that begin before the Closing date and end after the Closing date. The amount of any pre-Closing taxes with respect to such tax returns shall be conclusively deemed to be the responsibility of and an indemnification obligation of Seller Indemnitors hereunder.

(b) Cooperation in Filing Tax Returns. Seller and Buyer shall provide one another such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any tax return, amended tax return or claim for refund, determining liability for taxes or a right to refund of taxes, or in conducting any audit, litigation or other proceeding with respect to taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant tax returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and tax basis of property, which any such party may possess. Each party will retain all tax returns, schedules, work papers, and all material records and other documents relating to tax matters, of the Companies for the tax period first ending after the Closing date and for all prior tax periods until the later of either (a) the expiration of the applicable statute of limitations (and, to the extent notice in provided with respect thereto, any extensions thereof) for the tax periods to which the tax returns and other documents relate or (b) eight years following the due date (without extension) for such tax returns.

(c) Allocation of Certain Taxes.

(i) If the Companies are permitted but not required under applicable income tax laws to treat the Closing date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of taxes arising in a taxable period of the Companies that includes, but does not end on, the Closing date, except as provided in Section 26(c)(iii), the allocation of such taxes between the pre-Closing period and the post-Closing period shall be made on the basis of an interim closing of the books as of the end of the Closing date. For the avoidance of doubt, for purposes of this Section 26, any tax resulting from the transactions contemplated by this Agreement and any tax resulting from sale by Seller of the Membership Interests is attributable to the pre-Closing period and therefore to Seller.

(iii) In the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing date, the portion of such tax which relates to the portion of such taxable period ending on the Closing date shall (A) in the case of any taxes, other than taxes based upon or related to income or receipts, or franchise taxes, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any tax based upon or related to income or receipts, or franchise taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.

(d) Tax Characterization of Payments. Except as otherwise required by applicable law, the parties shall treat any indemnification payment by the Seller Indemnitors made pursuant to Section 19 hereof or otherwise hereunder as an adjustment to the Purchase Price for tax purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have respectively signed and sealed this Agreement as of the day and year first written above.

SELLER:	NNN Lenox Medical Member, LLC,

a Delaware limited liability company

	By:	Triple Net Properties, LLC,

a Virginia limited liability company

	Its:	Sole Member and Manager

		By:	/s/ Andrea R. Biller

		Name:	Andrea R. Biller

		Title:	Executive Vice President

Triple Net Properties, LLC,

a Virginia limited liability company

		By:	/s/ Andrea R. Biller

		Name:	Andrea R. Biller

		Title:	Executive Vice President

COMPANIES:	NNN Lenox Medical, LLC,

a Delaware limited liability company

	By:	NNN Lenox Medical Member, LLC,

a Delaware limited liability company

	Its:	Sole Member

		By: Its:	Triple Net Properties, LLC, a Virginia limited liability company Sole Member and Manager

By:	/s/ Andrea R. Biller
Name:	Andrea R. Biller
Title:	Executive Vice President

NNN Lenox Medical Land, LLC,

a Delaware limited liability company

By:	Triple Net Properties, LLC,

a Virginia limited liability company

Its:	Sole Member and Manager

	By:	/s/ Andrea R. Biller

	Name:	Andrea R. Biller

	Title:	Executive Vice President

BUYER:	NNN Healthcare/Office REIT Holdings, L.P.,

a Delaware limited partnership

	By: Its:	NNN Healthcare/Office REIT, Inc., a Maryland corporation General Partner

By: /s/ Scott D. Peters Name: Scott D. Peters } Title: CEO } By:	/s/ Scott D. Peters
Name:	Scott D. Peters
Title:	CEO